Exhibit 10.30

                          Michael A. Sykes
             Change of Control and Non-Compete Agreement

This Change of Control and Non-Compete Agreement (this "Areement") is made as of July 28, 2003 (the "Effective Date"), between CoVest Bancshares, Inc., a Delaware corporation (the "Company") and Michael A. Sykes ("Executive"). Recitals

A. The Company owns all of the outstanding stock of CoVest Banc, National Association, a national banking association with its main office located in Des Plaines, Illinois (the "Bank").

B. Executive is currently serving as an executive of the Company or the Bank, and the Board of Directors of the Company (the "Board") has determined that it is in the best interests of the Company and its stockholders to assure that the Company and its Affiliates (as defined below) will have the continued dedication of Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company or the Bank.

C. The Company desires to continue to employ Executive as an executive of the Company or one of its Affiliates and Executive is willing to continue such employment.

D. The Company recognizes that future circumstances could arise that might lead to a Change of Control of the Company or the Bank and that this possibility could cause Executive uncertainty with respect to continued employment, regardless of Executive's competence or past contributions.

E. To alleviate such uncertainty, which could result in the loss by the Company of Executive's valuable services, the Company wishes to provide reasonable security to Executive in the form of this Agreement against changes in the employment relationship in the event of any such Change of Control.

Now, therefore, in consideration of the premises and of the covenants and agreements hereinafter contained, it is covenanted and agreed by and between the parties hereto as follows:

Agreements

1. Term With Automatic Renewal Provisions. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year. This Agreement shall automatically extend for one (1) year on each anniversary of the Effective Date, unless terminated by either party effective as of the last day of the then current one (1) year extension by written notice to that effect delivered to the other not fewer than ninety (90) days prior to the anniversary of the Effective Date; provided, however, no termination of this Agreement shall be effective if a Change of Control occurs within twelve (12) months after the effective date of such termination. Notwithstanding anything contained herein to the contrary, if a Change of Control occurs during the term of this Agreement, this Agreement shall remain in effect for the one (1) year period following the Change of Control and shall then terminate. Notwithstanding anything to the contrary herein, this Agreement shall immediately terminate upon Executive's voluntary termination prior to a Change of Control and in such case Executive shall not be entitled to the benefits hereunder.

2. Payment of Severance Amount. Subject to the conditions of this Section and Executive's continued compliance with the restrictions contained in Section 4 hereof, if Executive's employment by the Company or the Bank, or any successor of either of them, is terminated on the one hand by the Company, the Bank or such successor, or on the other hand by Executive, in either case during the time periods and under the circumstances set forth in subsections (a) and (b) below, then the Company or its successor, as the case may be, shall pay Executive an amount in cash equal to the Severance Amount, payable in equal installments in accordance with the Company's payroll practices over the twelve (12) month period immediately following the date of Executive's termination of employment:

(a) termination of Executive's employment by the Company or the Bank, or any successor of either of them, without Cause, within either six (6) months prior to a Change of Control or twelve (12) months immediately following a Change of Control; or

(b) termination of Executive's employment by Executive, other than as a result of Executive's death, disability or normal retirement pursuant to a retirement plan to which Executive was subject prior to any Change of Control, after a Change in Duties, which Change in Duties and termination of employment occurs within twelve (12) months immediately following a Change of Control.

3. Definitions. In addition to those terms defined throughout this Agreement, the following capitalized terms, when used herein, shall have the following meanings:

(a) "Affiliate" means any entity that owns or controls, is owned by or is under common ownership or control with, the Company, including without limitation, the Bank.

(b) "Annual Base Salary" means, as determined on the Termination Date, an amount that is equal to the greater of:

(i) Executive's annual salary, excluding bonuses, benefits and special incentive payments, on the date of the earliest event that constitutes a Change of Control; or

(ii) Executive's annual salary, excluding bonuses, benefits and special incentive payments, as of the Termination Date.

(c) "Cause" means the termination of Executive's employment as a result of:

(i) a material violation by Executive of any applicable material law or regulation respecting the business of the Company or any of its Affiliates;

(ii) a finding that Executive is guilty of a felony or an act of dishonesty in connection with the performance of his duties as an officer of the Company or any Affiliate, or any other action or inaction by Executive that disqualifies Executive from serving as an officer of the Company or any Affiliate; or

(iii) the willful or negligent failure of Executive to perform Executive's assigned duties in any material respect.

(d) "Change in Duties" means any one or more of the following events that occurs after a Change of Control:

(i) a significant change in the nature or scope of Executive's authority or duties from those applicable to Executive immediately prior to the date on which a Change of Control occurs;

(ii) a reduction in Executive's Annual Base Salary (within the meaning of Section 3(b)(i)) from that provided to Executive immediately prior to the date on which a Change of Control occurs;

(iii) Executive's eligibility to participate, and participation, in bonus, stock option, incentive award and other compensation plans that provide opportunities to receive compensation are not the same or greater than that of executives of any successor of the Company (including its Affiliates) with comparable duties to those of Executive; or

(iv) a change, without Executive's written agreement, in the location of Executive's principal place of employment with the Company (including its Affiliates) by more than thirty-five (35) miles from the location where Executive was principally employed immediately prior to the date on which a Change of Control occurs.

(e) "Change of Control" means any of the following:

(i) the consummation of the acquisition by any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty-five percent (25%) or more of the combined voting power of the then outstanding Voting Securities of the Company;

(ii) the individuals who, as of the date hereof, are members of the Board cease for any reason to constitute a majority of the Board, unless the election, or nomination for election by the stockholders, of any new director was approved by a vote of a majority of the Board, and such new director shall, for purposes of this Agreement, be considered as a member of the Board; or

(iii) approval by the stockholders of: (1) a merger or consolidation to which the Company is a party if the stockholders of the Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty-seven percent (67%) of the combined voting power of the then outstanding Voting Securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the Company's Voting Securities outstanding immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or sale or other disposition of all or substantially all of the assets of the Company or the Bank.

Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding Voting Securities is acquired by:
(1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the entity; or (2) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders in the same proportion as their ownership of stock immediately prior to such acquisition.

(f) "Severance Amount" means the amount equal to all amounts earned or accrued, but unpaid, through the Termination Date, including Annual Base Salary (within the meaning of Section 3(b)(i)) and vacation pay, plus an amount equal to one (1) times Executive's Annual Base Salary.

(g) "Termination Date" means the effective date of termination of Executive's employment with the Company or any of its Affiliates.

(h) "Voting Securities" means any securities that ordinarily possess the power to vote in the election of members of the Board without the happening of any pre-condition or contingency.

4. Restrictive Covenant. During the term of his employment and for the period ending twelve (12) months after the date Executive's employment with the Company and its Affiliates terminates (the "Non-Compete Period"), the Executive shall not, in the Territory, as defined below, (except in his capacity as an officer of the Company or its Affiliates), (a) engage or participate in the business of an institution insured by the Federal Deposit Insurance Corporation or the National Credit Union Administration (an "Insured Institution"), (b) engage or participate in, be employed by or render services to any Insured Institution or any affiliate thereof engaged in lending activities, or (c) directly or indirectly become interested in any Insured Institution or any affiliate thereof engaged in lending activities referred to in clause (b) above in any capacity, including without limitation, as an individual, partner, shareholder, lender, officer, director, principal, agent or trustee; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities of any Insured Institution or affiliate thereof if Executive is not a controlling person of such entity, or a member of a group which controls such entity and Executive does not own more than 5% of any class of equity securities of such entity. "Territory" for purposes hereof shall mean the area within a ten (10) mile radius of the main office of the Company. In addition, during the Non-Compete Period, Executive will not directly or indirectly solicit, induce or encourage any entity or person who, as of the date immediately preceding the date of the termination of Executive's employment, is an employee or a customer of the Company or any of its Affiliates to terminate his, her or its relationship with the Company or any of its Affiliates.

5. Notices. Notices and all other communications under this Agreement shall be in writing and shall be deemed given when mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the addresses of each party set forth in the signature page hereof, or to such other address as either party may furnish to the other in writing, except that notices of changes of address shall be effective only upon receipt.

6. Applicable Law. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the state of Illinois.

7. Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement and all other provisions shall remain in full force and effect.

8. Withholding of Taxes. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as may be required pursuant to any law, governmental regulation or ruling.

9. Not an Employment Agreement. Nothing in this Agreement shall give Executive any rights (or impose any obligations) to continued employment by the Company or any Affiliate or the successor of either, nor shall it give the Company any rights (or impose any obligations) for the continued performance of duties by Executive for the Company or any Affiliate or the successor of either.

10. No Assignment. Executive's rights to receive payments or benefits under this Agreement shall not be assignable or transferable whether by pledge, creation of a security interest or otherwise, other than a transfer by will or by the laws of descent or distribution. In the event of any attempted assignment or transfer contrary to this paragraph, the Company shall have no liability to pay any amount so attempted to be assigned or transferred. This Agreement shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

11. Successors. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns (including, without limitation, any company into or with which the Company may merge or consolidate). The Company agrees that it will not effect the sale or other disposition of all or substantially all of its assets or the Bank's assets unless either: (a) the person or entity acquiring the assets, or a substantial portion of the assets, shall expressly assume by an instrument in writing all duties and obligations of the Company under this Agreement; or (b) the Company shall provide, through the establishment of a separate reserve, for the payment in full of all amounts which are or may reasonably be expected to become payable to Executive under this Agreement.

12. Legal Fees. All reasonable legal fees and related expenses (including the costs of experts, evidence and counsel) paid or incurred by Executive pursuant to any dispute relating to this Agreement shall be paid or reimbursed by the Company if Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement.

13. Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral. This Agreement may not be amended or modified except by written agreement signed by Executive and the Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first written.


CoVest Bancshares, Inc.

By: /s/ JAMES L. ROBERTS
    James L. Roberts
    President and Chief Executive Officer

749 Lee Street
Des Plaines, Illinois  60094-4242


By: /s/ MICHAEL A. SYKES
    Michael A. Sykes